Exhibit 10.1

SUBSCRIPTION AGREEMENT FOR PREFERRED SHARES

This Subscription Agreement (the “Agreement”) is entered into by and between Rainmaker Worldwide Inc. (the “Issuer” or the “Company”) and Viva Industries Inc. (the “Investor”).

WHEREAS, the Company desires to issue and sell to the Investor 150,000 Series A Preferred Shares (the “Preferred Shares”) for a purchase price of US$1.00 per share, for an aggregate purchase price of US$150,000; and

WHEREAS, the Preferred Shares will have certain special rights attached to them as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(1)	Purchase and Sale of Preferred Shares. The Company hereby agrees to issue and sell to the Investor, and the Investor hereby agrees to purchase from the Company, the Preferred Shares on the terms and conditions set forth herein.

(2)	Purchase Price. The purchase price for the Preferred Shares shall be US$1.00 per share, for an aggregate purchase price of US$150,000.

(3)	Preferred Rights. The Preferred Shares shall have the following special rights:

(a)	1.5% MONTHLY FIXED DIVIDEND ON RESTRICTED COMMON STOCK:

Each share of Preferred Stock shall be entitled to a monthly fixed dividend of 1.5% of the original purchase price of such share (the “Monthly Dividend”), payable in cash or, at the option of the Company, in shares of Restricted Common Stock, as determined by the Board of Directors. The Monthly Dividend shall be calculated based on the original purchase price of the Preferred Stock and shall be paid on a monthly basis, with the first payment due one month following the Closing Date and continuing until the earlier of the redemption of the Preferred Stock or the conversion of such shares into shares of Common Stock;

ii.	The amount of the Monthly Dividend payable in shares of Restricted Common Stock shall be based on the fixed Purchase Price of US$0.0006, reflecting a discount to market price of 50% at the time of signing this agreement; and

The Company may, in its sole discretion, elect to pay the Monthly Dividend in cash or in shares of Restricted Common Stock, subject to the provisions of this Agreement. If the Company elects to pay the Monthly Dividend in cash, it shall be paid on or before the fifteenth day of each calendar month, beginning with the month following the Closing Date. If the Company elects to pay the Monthly Dividend in shares of Restricted Common Stock, such shares shall be issued on or before the fifteenth day of each calendar month, beginning with the month following the Closing Date, subject to the limitations set forth herein.

(b)	APPROVAL ON COMMON AND PREFERRED SHARE DILUTION:

Each share of Preferred Stock shall be entitled to approval rights on any future dilution of the Common Stock or Preferred Stock of the Company, subject to the terms and conditions set forth herein. In connection with any proposed issuance of Common Stock or Preferred Stock that would result in a dilution of the existing Common Stock or Preferred Stock of the Company, the Company shall provide written notice to the holders of Preferred Stock (the “Holders”) no less than ten (10) days prior to the proposed issuance, including the proposed terms of such issuance;

The Holders shall have the right to approve or reject the proposed issuance, such approval not to be unreasonably withheld and taking into consideration the financial situation of the Company at the time of the requested dilution. The Company shall not issue any Common Stock or Preferred Stock that would result in a dilution of the existing Common Stock or Preferred Stock of the Company without the approval of the Holders, except as provided herein; Nothing in this Section shall prohibit the Company from issuing any shares of common stock upon the exercise or conversion of currently outstanding securities.

If the Holders approve the proposed issuance, the Company shall use its best efforts to issue and deliver the Common Stock or Preferred Stock within ten (10) business days of such approval. If the Holders reject the proposed issuance, the Company may not issue any Common Stock or Preferred Stock on the proposed terms, unless and until the proposed terms are revised to the satisfaction of the Holders. Any proposed issuance that is not approved by the Holders shall be deemed a breach of this Agreement; and

The approval rights set forth herein shall terminate upon the earliest of (i) the conversion or redemption of all outstanding Preferred Stock, (ii) the occurrence of a Change of Control, or (iii) the written agreement of the Company and the Holders.

(c)	OPTION TO APPOINT DIRECTORS:

Each holder of Preferred Stock shall be entitled to the right to appoint up to three (3) directors to the Board of Directors of the Company. The right to appoint directors shall be subject to the terms and conditions set forth herein;

If a holder of Preferred Stock wishes to exercise their right to appoint directors, they shall provide written notice to the Company no less than thirty (30) days prior to the date of the Company’s annual meeting of stockholders. The notice shall identify the individuals proposed to be appointed as directors and shall include all information required to be disclosed under applicable law;

The Company shall use its best efforts to ensure that the individuals proposed to be appointed as directors are duly elected to the Board of Directors at the annual meeting of stockholders. If the Company fails to cause the individuals proposed to be appointed as directors to be duly elected, then the Company shall take such actions as may be necessary or appropriate to ensure that such individuals are appointed as directors; and

The right to appoint directors set forth herein shall terminate upon the earliest of (i) the conversion or redemption of all outstanding Preferred Stock, (ii) the occurrence of a Change of Control, or (iii) the written agreement of the Company and the holders of a majority of the outstanding shares of Preferred Stock.

(d)	RIGHT TO AUTHORIZE A ROLLBACK OF COMMON SHARES

The holder(s) of the Preferred Stock shall have the right to authorize a rollback of common shares of the Company in accordance with the terms and conditions set forth herein. For the purposes of this section, a “rollback of common shares” shall mean a reverse stock split or any other transaction or series of transactions that reduces the number of outstanding common shares of the Company;

In the event that the holder(s) of Preferred Stock wish to authorize a rollback of common shares, they shall provide written notice to the Company of their intention to do so. Such notice shall identify the proposed terms of the rollback, including the ratio of common shares to be exchanged for each new share;

The Company shall use its best efforts to carry out the rollback in accordance with the terms set forth in the notice. If the Company is unable to carry out the rollback as proposed, it shall promptly notify the holder(s) of Preferred Stock and negotiate with them in good faith to reach an agreement on the terms of the rollback; and

The right to authorize a rollback of common shares set forth herein shall terminate upon the earliest of (i) the conversion or redemption of all outstanding Preferred Stock, (ii) the occurrence of a Change of Control, or (iii) the written agreement of the Company and the holders of a majority of the outstanding shares of Preferred Stock.

In the event that the Company puts forth a proposal to effect a reverse stock split of the Company’s Common Stock, the holders of the Preferred Stock shall have the right to vote 50.1% of the amount of shares on such proposal.

(e)	RIGHT TO APPROVE QUARTERLY FORECAST BUDGET AND EXPENSE VARIANCES EXCEEDING $10,000

The holder(s) of Preferred Stock shall have the right to approve the Company’s quarterly forecast budget and all variances in expenses exceeding $10,000. The Company shall provide the holder(s) of Preferred Stock with a copy of the quarterly forecast budget and all expense variances exceeding $10,000 within 15 days of the end of each quarter;

If the holder(s) of Preferred Stock do not approve the quarterly forecast budget or any expense variances exceeding $10,000 within 30 days of receipt thereof, the Company may proceed with the budget or variance as proposed;

The holder(s) of Preferred Stock shall have the right to appoint one representative to attend the Company’s Audit Committee as an observer. The observer shall have the right to attend all meetings of the Audit Committee and to receive all materials distributed to the members of the Audit Committee; and

As the Company expands, the variance trigger set forth herein may be renegotiated so as to not impede the fluidity of operations. Any renegotiation of the variance trigger shall require the written agreement of the Company and the holders of a majority of the outstanding shares of Preferred Stock.

(f)	BUYBACK TRIGGER AND INVESTOR’S OPTION TO TAKE OWNERSHIP OF EQUITY

The Preferred Stock shall have a Buyback trigger based on the following conditions:

1)	RAKR is no longer SEC compliant;
2)	RAKR is no longer publicly traded on an OTC exchange;
3)	Any breach of the conditions (a-g);
4)	On the 24-month anniversary of the subscription, or with an extension mutually agreed by RAKR and the holder(s) of Preferred Stock.

If any of the above triggers occur and RAKR fails to repurchase the Preferred Stock within 60 days of the occurrence of such trigger, the holder(s) of the Preferred Stock shall have the right to exercise an option to take ownership of the Ontario Rainmaker Worldwide Common Share equity owned by RAKR, subject to the following conditions:

i.	The option to take ownership of the equity must be exercised within 60 days of the expiration of the repurchase period described above;
ii.	The value of the equity to be transferred to the holder(s) of Preferred Stock shall be equal to the aggregate principal amount of the Preferred Stock outstanding at the time of exercise of the option; and
iii.	The transfer of the equity shall be subject to any applicable laws and regulations, including without limitation any securities laws and regulations.

(g)	RIGHT TO PURCHASE AND CONVERT TO COMMON STOCK

The holder of the Preferred Stock shall have the right to purchase, when common stock becomes available for issuance, up to US$600,000 worth of common stock of the Company at a price of US$0.0006 per share, reflecting a discount to market price at the time of signing this agreement of 50% and/or convert the Preferred Stock with the same conversion terms as above.

The exercise of these rights are subject to the following terms and conditions:

i.	Availability of Shares: The purchase of common stock by the holder of the Preferred Stock shall be contingent upon the Company making such shares available for issuance.
ii.	Purchase Notice: When common stock becomes available for issuance, the holder of the Preferred Stock shall provide a written notice to the Company indicating their intent to exercise their right to purchase the common stock. The notice shall specify the desired number of shares to be purchased, not exceeding the US$600,000 limit.
iii.	Purchase Price: The purchase price per share shall be US$0.0006, reflecting a discount to market price of 50% at the time of signing this agreement.
iv.	Payment Terms: The holder of the Preferred Stock shall remit the full payment for the purchased common stock within a specified timeframe determined by the Company.
v.	Transfer of Shares: Upon receipt of the full payment, the Company shall transfer the purchased common stock to the holder of the Preferred Stock, and the stock certificates or electronic equivalents shall be issued accordingly.
vi.	Limitations: The right to purchase common stock is subject to applicable laws, regulations, and the Company’s Articles of Incorporation and Bylaws.

The above provisions shall remain in effect until the earlier of (i) the purchase of common stock worth up to US$600,000 or (ii) the written agreement of the Company and the holder of the outstanding shares of the Preferred Stock.

(h)	Voting Rights. The Series A Holder shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders and their approval shall be required to effect such action. In the event that the Company determines to put forth a proposal to its stockholders to effect a reverse split of its outstanding Common Stock, the Series A holder shall have the right to such number of votes as shall equal 50.1% of the voting stock of the Company.

(i)	Series A Protective Provisions. In addition to any other rights provided by law, at any time any shares of Series A Preferred Stock are outstanding, as a legal party in interest, the Corporation, through action directly initiated by the Corporation’s Board of Directors or indirectly initiated by the Corporation’s Board of Directors through judicial action or process, including any action by common shareholders, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any actions detrimental to the rights of the Preferred Stock without first obtaining the affirmative written consent of 100% of the Series A Holders.

4.	Closing. The closing of the purchase and sale of the Preferred Shares shall take place on May 26, 2023 (the “Closing Date”). The Investor shall deliver the purchase price to the Issuer on or before the Closing Date.

5.	Representations and Warranties of the Investor

The Investor represents and warrants to the Issuer that:

(a) the Investor is acquiring the Preferred Shares for its own account and not with a view to, or for sale in connection with, any distribution thereof;

(b) the Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Shares;

(c) the Investor has had an opportunity to ask questions of and receive answers from representatives of the Issuer concerning the terms and conditions of the offering of the Preferred Shares;

(d) the Investor has reviewed the Issuer’s filings with the Securities and Exchange Commission, if any;

(e) the Investor understands that the Preferred Shares are being offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), and without any state or other securities law registration, in reliance upon exemptions from registration under the Securities Act and applicable state and other securities laws;

(f) the Investor acknowledges that the Preferred Shares are “restricted securities” under the Securities Act and may not be sold or transferred except pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act;

(g) the Investor is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act;

(h) The Investor has received all information it deems necessary or appropriate to make an informed investment decision with respect to the purchase of the Preferred Shares.

(i) the Investor is not a resident of or domiciled in any jurisdiction where the offer and sale of the Preferred Shares is prohibited by law; and

(j) the Investor has relied solely upon its own investigation and the advice of its own advisors in making the decision to purchase the Preferred Shares.

6. Representations and Warranties of the Issuer

The Issuer represents and warrants to the Investor that:

(a) the Issuer has full power and authority to enter into and perform this Agreement;

(b) the Preferred Shares have been duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable;

(c) the execution and delivery of this Agreement and the issuance and sale of the Preferred Shares will not violate any law, regulation, order, judgment or decree applicable to the Issuer or result in any breach of any agreement or instrument to which the Issuer is a party or by which it is bound;

(d) This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

(e) The issuance of the Preferred Shares and the consummation of the transactions contemplated hereby will not violate any applicable law or any agreement to which the Company is a party.

7.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Nevada.

8.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior and contemporaneous understandings and agreements, whether written or oral, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the date first above written.

Rainmaker Worldwide Inc.

By:	/s/ Michael O’Connor
Name:	Michael O’Connor
Title:	CEO and Executive Chairman

Viva Industries Inc.

By:	/s/ Michael Skinner
Name:	Michael Skinner
Title:	CEO, Authorized signatory